Exhibit 99.3

Date: 23 August 2023

VNG Limited

VNG Campus

Lot Z06, St. 13

Tan Thuan Dong Ward, Dist. 7

Ho Chi Minh City, Vietnam

Re: VNG Limited (the “Company”)

Ladies and Gentlemen:

Newzoo International B.V. (the “Consultant”) hereby consents to the references to its name in (i) the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”), as well as the prospectus included in the Registration Statement (together with any prospectus supplement and related free writing prospectus, the “Prospectus”), in relation to the proposed initial public offering (“Offering”) of the Company, to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) the Company’s roadshow presentation to be posted on the Company’s website and/or to be used during the institutional and retail roadshows, any other marketing materials, testing the waters materials, analyst presentation materials, research reports, publicity materials and documents and materials used in any capital raising transaction (“Marketing Materials”); (iii) any written correspondences with the SEC and any other future filings with the SEC, including filings on Form 20-F, Form 6-K or other registration statements (collectively, the “Future SEC Filings”), (iv) future offering documents (“Future Offering Documents”), and (v) websites of the Company and its subsidiaries and affiliates (“Websites”).

The Consultant further consents to the provision of the report dated August 2023 published by the Consultant and commissioned by the Company (the “Report”) to the SEC on a confidential basis only. In no event shall the Report be included in the Registration Statement, Prospectus, Marketing Materials, Future SEC Filings, Future Offering Documents or Websites. In addition, the Consultant consents to the summary of or reference to (i) the Report and (ii) information, data and statements from the Report, as well as the citation of the foregoing, in the Registration Statement, the Prospectus, Marketing Materials, Future SEC Filings and Future Offering Documents and any of the foregoing made available on Websites. Any future summary of or reference to (i) the Report and (ii) information, data and statements from the Report, as well as the citation of the Report require reasonable advance notice of at least fourteen (14) days and an opportunity for Consultant, acting in good faith, to reasonably object to such summary, reference or citation of the Report. In the event of any reasonable objection, Consultant and the Company shall act in good faith to resolve the underlying reason for the objection as promptly as practicable. In no event, however, shall a failure to resolve such objection unreasonably hinder, delay or prevent the Company from proceeding so long as the Company is acting in good faith.

The Consultant further consents to the filing of this letter as an exhibit to the Registration Statement and any other Future SEC Filings should the filing of this letter be required.

In giving such consent, the Consultant does not thereby admit that the Consultant comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

Newzoo International B.V.

/s/ Michelle Rouhof
Name: Michelle Rouhof
Title: CEO